Exhibit 99.1

SYNCHRONY FINANCIAL
MONTHLY CHARGE-OFF AND DELINQUENCY STATISTICS
AS OF AND FOR EACH OF THE THIRTEEN MONTHS ENDED
(unaudited, $ in billions)

The following table provides monthly charge-off and delinquency statistics as of and for each of the thirteen months ended February 29, 2024.
The year over year increase in the 30+ delinquency rate at February 29, 2024 and the year over year increase in net charge-off rate for the month ended February 29, 2024 reflect the continued impact of moderation in customer payment rates.

	Feb 29, 2024	Jan 31, 2024	Dec 31, 2023	Nov 30, 2023	Oct 31, 2023	Sep 30, 2023	Aug 31, 2023	Jul 31, 2023	Jun 30, 2023	May 31, 2023	Apr 30, 2023	Mar 31, 2023	Feb 28, 2023

Period-end loan receivables	$100.0	$101.3	$103.0	$101.2	$98.9	$97.9	$97.3	$96.3	$94.8	$93.9	$92.1	$91.1	$90.7
Average loan receivables, including held for sale	$100.3	$101.4	$102.0	$99.1	$97.9	$97.3	$96.2	$95.2	$93.9	$92.3	$91.3	$90.3	$90.8

30+ delinquency rate(1)	5.0%	4.9%	4.7%	4.7%	4.6%	4.4%	4.1%	4.0%	3.8%	3.8%	3.7%	3.8%	3.9%

Net charge-off rate(1)(2)	6.5%	5.8%	5.7%	5.6%	5.4%	4.5%	4.6%	4.7%	4.7%	5.0%	4.6%	4.5%	4.7%
Recovery adjustment(3)	—%	0.2%	(0.1)%	—%	0.2%	(0.1)%	0.1%	—%	—%	(0.1)%	0.1%	—%	—%
Adjusted net charge-off rate(4)	6.5%	6.0%	5.6%	5.6%	5.6%	4.4%	4.7%	4.7%	4.7%	4.9%	4.7%	4.5%	4.7%

(1) References to “30+ delinquency rate” are to over-30 day loan delinquencies as a percentage of period-end loan receivables. References to “net charge-off rate” are to net charge-offs (annualized) as a percentage of average loan receivables, including held for sale.
(2) Charge-offs are executed on charge-off cycle dates which occur on various days during each calendar month. The number of different charge-off cycle dates in each month varies based on such factors as the calendar and the timing of billing cycles. As a result, the amount of charged-off loan receivables can vary between monthly periods with no corresponding change in the performance of the portfolio. The following table sets forth the number of different charge-off cycle dates for our consumer credit card loan receivables, which represent approximately 94% of total period end loan receivables at February 29, 2024, for the calendar months indicated.
	2023	2024
January	30	29
February	28	27
March	28	28
April	28	28
May	29	28
June	27	28
July	28	29
August	28	25
September	26	30
October	30	28
November	28	26
December	28	30
(3) Represents adjustment to allocate recoveries, including debt sales, evenly across the three calendar months of each respective quarterly reporting period. The adjustments for periods other than for the last month of each calendar quarter incorporate estimated recoveries for the applicable full quarterly reporting period. Such estimates are subject to change within each applicable quarter and may differ from actual quarterly results.
(4) Adjusted net charge-off rate represents adjusted net charge-offs as a percentage of average loan receivables, including held for sale. Adjusted net charge-offs are a non-GAAP financial measure that include the 'recovery adjustment' defined above. We believe the presentation of the adjusted net charge-off rate is useful to investors as it represents a monthly measure which is more indicative of both our quarterly and annual net charge-off rates.
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